Exhibit 99.1

NGP Capital Resources Company Announces

Declaration of Quarterly Dividend

Houston (BusinessWire)—March 18, 2005—NGP Capital Resources Company (NASDAQ: NGPC) today announced that its Board of Directors has declared a quarterly dividend to stockholders in the amount of $0.12 per common share. The dividend will be paid on April 15, 2005 to shareholders of record on March 31, 2005. The ex-dividend date is March 29, 2005. We anticipate that the dividend will be paid from ordinary income for tax purposes. The actual tax characteristics of all dividends will be reported to each shareholder on Form 1099 after the end of the year.

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment portfolio will be principally in energy related private companies. From time to time, the Company may also invest in public companies that are not thinly traded. The Company expects to invest primarily in senior secured and mezzanine loans in furtherance of its business plan and may receive equity investments in portfolio companies in connection with such investments. NGP Capital Resources Company is managed by NGP Investment Advisor, LP, an affiliate of Natural Gas Partners, LLC, a leading energy sector private equity investor.

This press release contains forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission.

We may use words such as “anticipates,” “believes,” “expects,” “intends”, “will”, “should,” “may” and similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the company carefully before investing. Such information and other information about the company will be available in our annual report on Form 10-K and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC’s website, ww.sec.gov. Prospective investors should read such materials carefully before investing.

CONTACT: Steve Gardner, 713-752-0062 (investor_relations@ngpcrc.com)